Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER 2020 RESULTS

•Quarterly revenues of $56.0 million, down 36% from prior year’s third quarter due to the continued impact of the global pandemic on M&A activity

•Total year to date revenues of $170.9 million, down 12% due to impact of pandemic on global M&A and capital advisory activity, partially offset by increased restructuring activity

•Compensation ratio for quarter and year to date higher as a result of lower revenues

•Non-compensation costs for quarter down 11% and year to date down 13% despite duplicate rent charge during the build out of our new headquarters location

•Repaid in advance during the third quarter the principal term debt installment of $3.1 million due in December 2020

NEW YORK, NEW YORK, November 2, 2020 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $56.0 million, a net loss of $9.4 million and loss per share of $0.49 for the quarter ended September 30, 2020.

The Firm’s third quarter 2020 net loss and loss per share compare to net income of $14.9 million and income per share of $0.63 for the third quarter 2019.

For the nine months ended September 30, 2020, revenues of $170.9 million compare to revenues of $194.3 million in the comparable period in 2019, a decrease of $23.4 million, or 12%. For the first nine months of 2020, a net loss of $31.9 million and a loss per share of $1.69 compare to a net loss of $13.2 million and a loss per share of $0.54 for the same period in 2019.

The third quarter and year to date 2020 per share figures were negatively impacted by our share count that (due to our loss) reflects basic shares outstanding figures, which are 3.3 million and 3.6 million shares, respectively, lower than a fully diluted share count would have been if we had reported income.
The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Our Firm has continued to remain fully operational during the pandemic. In the early stages of the pandemic we benefited from a very significant increase in restructuring assignments, offset by a substantial decline in M&A and capital advisory transaction activity. More recently we have seen a significant increase in M&A activity, while continuing economic weakness in numerous sectors suggests restructuring activity will remain elevated. We continue to expect a particularly strong fourth quarter, due to significant restructuring and M&A transaction completions, resulting in a respectable revenue outcome for the full year. Our non-compensation costs continue to be materially lower than usual, and we expect to bring our compensation ratio for the full year down by year end as we did last year. It continues to be our objective and expectation to generate a net profit for the year despite the economic impact of the pandemic. By early next year we expect to be in a position to both accelerate debt repayment and prudently resume share repurchases,” Scott L. Bok, Chairman and Chief Executive Officer, commented.

Revenues

Revenues were $56.0 million in the third quarter of 2020 compared to $87.0 million in the third quarter of 2019, a decrease of $31.0 million, or 36%. The decrease was principally attributable to the impact of the global pandemic on both merger and acquisition activity, particularly in the U.S and Australia, and capital advisory transaction activity, offset in part by significant increases in both restructuring completion and retainer fees.

For the nine months ended September 30, 2020, revenues were $170.9 million compared to $194.3 million in 2019, a decrease of $23.4 million, or 12%. Decreases in both merger and acquisition transaction fees and capital advisory fees due to the impact of the global pandemic were partially offset by an increase in restructuring completion and retainer fees. For the nine month period ended September 30, 2020, a substantial increase in European transaction completions in 2020 offset declines in transaction completions in the U.S. and Australia.

At October 31 2020, we had 71 client-facing Managing Directors. As of January 1, 2020, we had 79 such Managing Directors. We have a robust pipeline of managing director recruits for early 2021, and our objective is to achieve increased Firm productivity by increasing managing director headcount in high fee areas like M&A and restructuring in the largest markets and reducing managing director headcount in lower fee areas.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2020 were $63.1 million, which compared to $61.8 million of total operating expenses for the third quarter of 2019. The slight increase in total operating expenses of $1.3 million, or 2%, resulted from an increase in our compensation and benefits expenses, partially offset by a decrease in our non-compensation operating expenses, both as described in more detail below.

For the nine months ended September 30, 2020, our total operating expenses were $195.8 million, which compared to $189.7 million of total operating expenses for the same period in 2019. The increase in total operating expenses of $6.1 million, or 3%, in the year to date period also resulted from an increase in our compensation and benefits expenses, partially offset by a decrease in our non-compensation operating expenses, both as described in more detail below.

The following table sets forth information relating to our operating expenses.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
	(in millions, unaudited)
Employee compensation and benefits expenses	$46.8	$43.4	$147.6	$134.5
% of revenues	83%	50%	86%	69%
Non-compensation operating expenses	16.4	18.5	48.2	55.2
% of revenues	29%	21%	28%	28%
Total operating expenses	63.1	61.8	195.8	189.7
% of revenues	113%	71%	115%	98%
Total operating income (loss)	(7.1)	25.2	(24.9)	4.6
Operating profit margin	NM	29%	NM	2%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses of $46.8 million in the third quarter of 2020 compare to $43.4 million for the third quarter of 2019. The increase in expense of $3.4 million, or 8%, is principally due to slightly higher incentive compensation. The ratio of compensation to revenues was 83% for the third quarter of 2020 as compared to 50% for the same period in the prior year. The rate was elevated in the third quarter of 2020 due to lower than typical revenues.

For the nine months ended September 30, 2020, our employee compensation and benefits expenses were $147.6 million, compared to $134.5 million for the same period in 2019. The increase in expense of $13.1 million, or 10%, was principally attributable to growth in professional headcount and an increase in incentive compensation. The ratio of compensation to revenues for the nine month period in 2020 was 86% as compared to 69% for the same period in 2019. The increase in the ratio of compensation to revenues for the nine month period in 2020 as compared to the same period in 2019 resulted from the effect of spreading higher compensation and benefits expenses over lower revenues.
Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Operating Expenses

For the three months ended September 30, 2020, our non-compensation operating expenses of $16.4 million decreased by $2.1 million, or 11%, compared to $18.5 million in the same period in 2019. During the third quarter of 2020, the benefit of minimal travel expense due to the global pandemic was partially offset by a duplicate non-cash rent charge for space we will be relocating to in New York City during the fourth quarter.

Non-compensation expenses as a percentage of revenues for the three months ended September 30, 2020 were 29% compared to 21% for the same period in 2019. The increase in non-compensation expenses as a percentage of revenues resulted from the effect of spreading moderately lower non-compensation costs over much lower revenues in the third quarter of 2020 as compared to the same period in 2019.

For the nine months ended September 30, 2020, our non-compensation operating expenses of $48.2 million decreased $7.0 million, or 13%, as compared to $55.2 million in the comparable period of 2019. The decrease in non-compensation expenses principally resulted from lower travel costs as a result of the global pandemic, lower recruiting costs and the benefit of foreign currency gains, partially offset by a loss on the sale of our Brazilian business and the duplicate rent charge for new space, as discussed above.

Non-compensation expenses as a percentage of revenues remained constant at 28% for the nine months ended September 30, 2020 and 2019, respectively.

Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense

For the three months ended September 30, 2020, we incurred interest expense of $3.5 million as compared to $5.7 million for the same period in 2019. The decrease of $2.2 million related to both a lower market borrowing rate and lower average borrowings outstanding.

For the nine months ended September 30, 2020, we incurred interest expense of $12.0 million, a decrease of $10.2 million as compared to $22.2 million for the same period in 2019. The decrease related to the absence of a non-recurring refinancing charge of $4.8 million incurred in 2019 and decreases in the market borrowing rate and our interest rate spread, which was reduced as part of our term loan refinancing in April 2019.

The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods.

Provision for Income Taxes

For the three months ended September 30, 2020, due to our pre-tax loss we recognized an income tax benefit of $1.2 million. This compared to income tax expense for the same period in 2019 of $4.5 million.

For the nine months ended September 30, 2020, due to our pre-tax loss we recognized an income tax benefit of $5.0 million. This compared to an income tax benefit for the same period in 2019 of $4.5 million. The provisions for income taxes for the first nine months of 2020 and 2019 included charges of $3.0 million and $1.0 million, respectively, related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these charges, the effective rate for the nine month period ended September 30, 2020 as compared to the same period in 2019 would have been 22% and 31%, respectively. The lower effective rate for the nine months ended September 30, 2020 principally resulted from higher earnings from the U.K., which are taxed at a lower rate than the U.S.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2020, we had cash and cash equivalents of $90.7 million and term loan debt with a principal balance of $346.9 million.

During 2020, we repaid the quarterly term loan installment payments of $4.7 million in advance of their due dates with payments of $15.7 million in February 2020 and $3.1 million in September 2020. The next principal installment is due March 31, 2021.

During the third quarter of 2020, we repurchased 39,880 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $10.56 per share, for a total cost of $0.4 million. During the first nine months of 2020, we repurchased 743,344 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $19.69 per share, for a total cost of $14.6 million.

Additionally, early in the first quarter of 2020 we repurchased in the open market 489,704 shares of our common stock at an average price of $17.18 per share, for a total cost of $8.4 million. We did not make open market purchases during the second or third quarter. Going forward, we intend to balance further debt repayment with prudent share repurchases subject to market conditions and other factors, such as our results of operations, financial position and capital requirements, use of cash for debt repayments, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors deemed relevant.

For 2020, our Board of Directors has authorized $60 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units). As of September 30, 2020, $37.0 million is remaining.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.05 per share to be paid on December 16, 2020 to common stockholders of record on December 2, 2020.

Investor Presentation

An updated investor presentation highlighting the Firm’s results for the third quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Monday, November 2, 2020, accessible via telephone and the internet. Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s third quarter 2020 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 9439172. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 10148652.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2019 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$56,045	$87,036	170,930	194,315

Operating Expenses
Employee compensation and benefits	46,754	43,376	147,590	134,503
Occupancy and equipment rental	7,539	5,608	20,296	16,660
Depreciation and amortization	551	632	1,719	1,944
Information services	2,650	2,501	7,706	7,509
Professional fees	3,149	2,594	7,370	7,146
Travel related expenses	19	3,242	2,525	10,101
Other operating expenses	2,464	3,878	8,586	11,876
Total operating expenses	63,126	61,831	195,792	189,739
Total operating income (loss)	(7,081)	25,205	(24,862)	4,576
Interest expense	3,519	5,731	12,030	22,203
Income (loss) before taxes	(10,600)	19,474	(36,892)	(17,627)
Provision (benefit) for taxes	(1,225)	4,545	(4,976)	(4,473)
Net income (loss)	$(9,375)	$14,929	$(31,916)	$(13,154)

Average shares outstanding:
Basic	18,962,834	23,546,249	18,918,291	24,202,310
Diluted	18,962,834	23,548,495	18,918,291	24,202,310
Earnings (loss) per share:
Basic	$(0.49)	$0.63	$(1.69)	$(0.54)
Diluted	$(0.49)	$0.63	$(1.69)	$(0.54)